Exhibit 99.1

NEWS RELEASE

11/4/2005 8:19 AM

Investor Contact:

Janet Biski

(949) 442-1070 x 3080

janetb@srslabs.com

SRS LABS REPORTS 2005 THIRD QUARTER RESULTS

Licensing Business Segment Continues to Drive Net Income

SANTA ANA, Calif., November 10, 2005 - SRS Labs, Inc. (NASDAQ: SRSL), one of the world’s leading providers of audio technology solutions, today reported operating results for the third quarter and nine months ended September 30, 2005.

For the third quarter ended September 30, 2005, the company reported consolidated revenue of $5.7 million, compared to $6.4 million for the same quarter in 2004.  The 11 percent decrease in consolidated revenue for the third quarter 2005 from the same period last year is attributable to a 47 percent decrease in semiconductor revenues, which is partially offset by an increase of 36 percent in licensing revenues.  Net income for the quarter is $704 thousand, or $0.05 diluted earnings per share, compared to net income of $804 thousand, or $0.05 diluted earnings per share, for the same period last year.

The company reported record licensing revenue of $3.7 million in the third quarter of 2005, an increase of 36 percent over revenue of $2.7 million in the third quarter of 2004. As we continue to execute our market segment diversification strategy, licensing sales growth remains solid, resulting in new customers and the expanded use of our technologies by existing customers across all market segments.  The company’s Hong Kong-based subsidiary, Valence Technologies Limited, reports this quarter’s revenue at $1.9 million, down $1.7 million from last year’s third quarter revenue of $3.6 million. The decline is due to increased competition, market pricing pressure, and the shift in market trends from traditional CD combo units and boom boxes to the increasingly popular MP3 players.  The unfavorable variance in semiconductor revenues for this quarter also reflect the spike in last year’s Q3 revenues that resulted from the build up of backlog in the first half of the year due to foundry constraints and the subsequent relief in Q3 2004.

SRS Labs reported consolidated gross margin of 85 percent or $4.8 million for the third quarter 2005, compared to 78 percent or $5.0 million reported for the same period last year.  The improvement in gross margin percentage is due to the current revenue mix.  The licensing business, which traditionally has gross margins over 95%, represents 66% of revenue for this period, verses 43% for last year’s comparable period.  Operating expenses increased $164 thousand over the same quarter last year due to new sales and marketing personnel. The company reported reduced income from operations of $610 thousand, a decline of $317 thousand from $927 thousand, as reported in the third quarter of 2004.

For the nine months ended September 30, 2005, SRS Labs reported consolidated revenue of $17.0 million with net income of $1.4 million, or $0.10 per diluted share, compared to revenue in the same period last year of $17.1 million and net income of $1.0 million or $0.06 per diluted share.  Contributing to the year-over-year increase in net income on relatively flat revenue is licensing gross margin, income from the investment in CHS and a decrease in tax expense resulting from international tax planning and relief of withholding tax on royalties earned in Japan.

The company’s balance sheet remained strong at quarter end with no external debt. Cash, cash equivalents and long-term investments were $24.9 million at September 30, 2005.  The company generated net cash from operations of approximately $2.3 million for the year-to-date.

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

Business Summary

SRS Labs’ chairman and CEO Thomas C.K. Yuen said: “Our licensing business achieved another record quarter, with revenue growing 36 percent over the third quarter of last year. We had growth in all five of our market segments, as we added new customers and expanded our technologies into new products with existing customers.  In Q3, our semiconductor business experienced a decline, as we stated in last quarter’s business outlook.  Conditions that have slowed the sales recovery include lower sales from our customers due to price competition, growing numbers of emerging competitors from China, and softer sales in our customer’s various markets.”

Business Outlook

While in the near term, the Valence semiconductor business is expected to remain soft, SRS Labs’ goal it to work toward a steady recovery from the recent revenue decline.  “As part of this recovery,” Yuen said, “we are realigning our strategic focus to concentrate on expanding Valence’s ASP standard chip business with its broader customer base relative to the smaller base of the ASIC custom chip business.  The new ASP chip that we’ve introduced in September to address a key market opportunity is the AP701 standard brand chip, to enable MP3 playback capabilities for the boom box market – a product category where Valence traditionally has had a market presence,” he said.

According to Yuen, the recent appointment of a vice president of sales is expected to be a key factor in the continued expansion of the licensing business within SRS Labs’ five key market segments, including home entertainment, personal media players, personal telecommunications, PC’s and automotive.  “Among our most important goals with the new leadership provided by Michael Franzi is to build on our existing relationships with licensees many of which are leading consumer electronics manufacturers.  We want to maximize our opportunity to further broaden the use of our technologies with these current customers across their multiple product lines – PCs, laptops, MP3 players, flat panel TVs, and cell phones,” Yuen said.

Driven primarily by SRS Labs’ ability to offer the market a broad SRS range of both well-established and new audio technology solutions, Yuen said the company expects its licensing business to remain strong for the rest of 2005.  “SRS Labs’ research and development team continues to work on several new technologies, such as our innovative SRS XSPACE 3D™ for the mobile phone games industry.  SRS XSPACE 3D has a resource efficient algorithm to generate correct sound placement, velocity, and directionality, and a very desirable feature that enables it to support an unlimited number of sound objects, which differentiates SRS XSPACE 3D from similar solutions in the mobile phone games marketplace,” he said.  Yuen concluded, “Our licensing business has good momentum and we will prioritize our focus to maximize our earnings potential.”

Investors can listen to the company’s conference call live today at 2:00 pm Pacific (5:00 pm Eastern) through the investor section of SRS Labs’ website http://www.srslabs.com/IREvents.asp or http://phx.corporate-r.net/playerlink.zhtml?c=97327&s=wm&e=1101269. Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software.  If you are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the call live via telephone, dial (866) 261-2650, ask for the “SRS Labs Q2 Results Conference Call,” and provide the pass code 739973.  To access the taped telephone replay, dial (866) 837-8032 and enter the same pass code.  The telephone replay will be available until August 12 at 12:00 a.m. Pacific time.

About SRS Labs, Inc.

SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  Valence Technologies Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

SRS LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Semiconductor	$1,929,605	$3,644,298	$6,435,342	$8,992,511
Licensing	3,722,662	2,727,861	10,526,734	8,140,592
Total revenues	5,652,267	6,372,159	16,962,076	17,133,103

Cost of sales:
Semiconductor	753,730	1,320,855	2,481,136	3,269,622
Licensing	100,241	100,342	251,424	146,886
Total cost of sales	853,971	1,421,197	2,732,560	3,416,508

Gross Margin	4,798,296	4,950,962	14,229,516	13,716,595

Operating expenses:
Sales and marketing	1,521,788	1,305,349	4,892,666	4,260,784
Research and development	1,220,889	1,266,606	3,610,829	3,620,219
General and administrative	1,445,733	1,452,236	4,492,991	4,490,732

Total operating expenses	4,188,410	4,024,191	12,996,486	12,371,735

Income from operations	609,886	926,771	1,233,030	1,344,860

Equity in income of investee	—	—	91,096	—
Other income, net	174,195	118,908	488,421	455,132

Income before income tax expense	784,081	1,045,679	1,812,547	1,799,992

Income tax expense	79,887	241,721	373,159	790,863

Net income	$704,194	$803,958	$1,439,388	$1,009,129

Net income per common share:

Basic	$0.05	$0.06	$0.10	$0.07

Diluted	$0.05	$0.05	$0.10	$0.06

Weighted average shares used in the calculation of net income per common share:
Basic	14,094,690	14,278,589	14,076,833	14,045,162

Diluted	15,300,803	15,395,792	15,070,362	15,991,331

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SRS LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,820,333	$7,011,912
Accounts receivable, net	1,740,935	1,318,665
Inventories, net	624,440	571,280
Prepaid expenses and other current assets	1,366,480	1,337,506
Deferred income taxes	23,406	23,406

Total Current Assets	11,575,594	10,262,769

Investments available for sale	17,068,070	17,261,267
Investment in LLC	—	2,596,090
Furniture, fixtures and equipment, net	1,592,861	1,995,579
Capitalized production costs, net	3,023,775	—
Intangible assets, net	2,546,886	2,660,955
Goodwill	533,031	533,031
Deferred income taxes	325,827	192,750

Total Assets	$36,666,044	$35,502,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,121,332	$984,805
Accrued liabilities	1,813,976	1,640,714
Deferred revenue	350,072	436,910
Income taxes payable	27,043	8,628

Total Current Liabilities	3,312,423	3,071,057

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 14,880,317 and 14,671,416 shares issued; and 14,206,219 and 14,229,541 shares outstanding at September 30, 2005 and December 31, 2004, respectively	14,881	14,672
Additional paid-in capital	63,260,412	62,523,292
Accumulated other comprehensive loss	(504,612)	(309,722)
Accumulated deficit	(26,413,615)	(27,853,003)
Treasury stock at cost, 674,098 and 441,875 shares at September 30, 2005 and December 31, 2004, respectively	(3,003,445)	(1,943,855)

Total Stockholders’ Equity	33,353,621	32,431,384

Total Liabilities and Stockholders’ Equity	$36,666,044	$35,502,441

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